As filed with the Securities and Exchange Commission on May 16, 2013

Registration No. 333-130146

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OUTDOOR CHANNEL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0074499
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

43455 Business Park Drive

Temecula, California 92590

(951) 699-6991

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas E. Hornish

President and Chief Executive Officer

43455 Business Park Drive

Temecula, California 92590

(951) 699-6991

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Catherine C. Lee

Executive Vice President, General Counsel and Corporate Secretary

43455 Business Park Drive

Temecula, California 92590

(951) 699-6991

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

DERIGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Outdoor Channel Holdings, Inc. (the “Company”): File No. 333-130146, pertaining to the registration for resale by the holders thereof (the “Selling Holders”) of 718,984 shares of common stock, par value $0.001 per share, of the Company, which was filed with the Securities and Exchange Commission on December 6, 2005.

The Company seeks to deregister all shares of common stock of the Company that remain unsold under the Registration Statement as of the date hereof because it no longer has an obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement with the Selling Holders. Accordingly, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, to remove from registration any of the shares of common stock of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Temecula, State of California, on May 16, 2013.

Outdoor Channel Holdings, Inc.

By:	/s/ Thomas D. Allen
Thomas D. Allen
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Thomas E. Hornish Thomas E. Hornish	President and Chief Executive Officer; Director (Principal Executive Officer)	May 16, 2013

/s/ Thomas D. Allen Thomas D. Allen	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2013

/s/ Perry T. Massie Perry T. Massie	Co-Chairman of the Board of Directors	May 16, 2013

/s/ Roger L. Werner Roger L. Werner	Co-Chairman of the Board of Directors	May 16, 2013

/s/ Thomas H. Massie Thomas H. Massie	Vice Chairman of the Board of Directors	May 16, 2013

/s/ David C. Merritt David C. Merritt	Director	May 16, 2013

/s/ Thomas Bahnson Stanley Thomas Bahnson Stanley	Director	May 16, 2013

/s/ Ajit M. Dalvi Ajit M. Dalvi	Director	May 16, 2013

/s/ David D. Kinley David D. Kinley	Director	May 16, 2013

/s/ Michael L. Pandzik Michael L. Pandzik	Director	May 16, 2013